For Immediate Release

M&F Bank Appoints James H. Sills III as President and CEO

Banking Veteran has Strong Roots in North Carolina

DURHAM, N.C., Aug. 11, 2014 – Mechanics and Farmers Bank (M&F Bank), the wholly owned subsidiary of M&F Bancorp, Inc., a one-bank holding company headquartered in Durham, North Carolina, today announced that following a national search, James H. Sills III will lead the bank as president and chief executive officer effective Sept. 1, 2014.

Mr. Sills leaves his appointed position of Secretary of the Department of Technology and Chief Information Officer for the State of Delaware to serve as the president and CEO of both M&F Bank and M&F Bancorp, Inc. Kim Saunders, president and CEO of M&F Bancorp, Inc., will step down from her post on August 31, and James Sansom, interim president of M&F Bank, will continue on in his role as chief lending officer.

In 2009, Mr. Sills was appointed by Gov. Jack Markell to his Cabinet. In this role, he oversaw the department’s information technology budget, implemented numerous enterprise technology projects and led the department’s Technology Investment Council in executing IT governance and consolidation initiatives for the State of Delaware.

“Under Jim’s leadership as Cabinet Secretary, our Department of Technology and Information experienced a positive cultural shift while implementing technology solutions and programs that are not only cost-effective, but enhance productivity and service delivery,” said Governor Jack Markell. “He earned the respect of many throughout the State of Delaware and though we are sad to see him leave, we know his exceptional leadership skills and extensive banking background will serve Mechanics and Farmers Bank well.”

With the appointment of Mr. Sills, M&F Bank aims to expand its connection and service to the community in new ways through enhanced online capabilities while continuing to serve its legacy customers.

“The future of community banking is in the technology arena, and Jim has been driving innovation at the intersection of banking and IT for more than 20 years,” said M&F Board of Directors Chairman James A. Stewart. “Jim has an impressive track record of success in executive leadership roles, and we are confident that his enthusiasm and insight will enable us to deliver even greater business value to customers across North Carolina and enhance shareholder value.”

Founded more than 100 years ago, M&F Bank holds great historical and cultural significance in Durham. The original nine incorporators were prominent businessmen united by a common goal: to provide African Americans in their community with banking services that were largely unavailable to them in the early 20th century. More than a century later, M&F Bank still embodies its founding principle of service to the community. It is committed not only to meeting the financial needs of personal and business customers, but to supporting underserved communities and promoting community development.

During her seven years of service as M&F's outgoing president and CEO, Kim Saunders steered the bank as it fought through and emerged victorious from the financial crisis. “I am confident the new leadership will continue the legacy of success for the community and the great people associated with M&F Bank," said Saunders.

Prior to his appointment to the Cabinet of Gov. Markell, Mr. Sills served in multiple senior leadership positions. Earlier in his career, Mr. Sills served as chief operating officer of First Tuskegee Bank and also served as president and CEO of Memphis First Community Bank (now Landmark Bank). For five years, he served as executive vice president of MBNA America Bank/Technology Sector (now Bank of America). Following this role, he founded Homeland Security Verification, LLC, a small employment verification company, in 2007.

Mr. Sills has strong family ties to North Carolina. His father was born and raised in Wake County, and other family members from the Henderson and Louisburg area. Lastly, Mr. Sills’ grandmother graduated from Shaw University.

"I am honored to be selected to lead Mechanics & Farmers Bank. This institution has great history, great customers and experienced and dedicated associates,” said Sills. “We plan to continue to build on the successes of the founders, current board of directors and associates to take it to the next level. We are committed to delivering new products, services and technologies to the communities we serve. I look forward to this exciting opportunity and working with our existing and new customers."

Mr. Sills holds a bachelor’s degree from Morehouse College, a master’s degree in public administration from the University of Pittsburgh and a graduate degree in retail bank management from the University of Wisconsin. He serves as chairman of the Delaware Technology Investment Council and is an executive committee member of the National Association of State CIOs. Jim Sills is married to Launice Sills and they have three adult daughters.

About M&F Bank

Mechanics and Farmers Bank (M&F Bank) is a state-chartered commercial bank founded in 1907, and has operated continuously and profitably since 1908. M&F Bank is one of few NC banks designated by the United States Treasury as a Community Development Financial Institution (CDFI). Its vision is to be the preferred community bank in its markets. M&F Bank is the wholly owned subsidiary of M&F Bancorp, Inc., a one-bank holding company headquartered in Durham, NC, with assets of approximately $299.9 million as of March 31, 2014. M&F Bancorp’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” For additional information, contact M&F Bancorp Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC at (919) 687-7800 or visit www.mfbonline.com.

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Media Contact

Julie Cooper

Largemouth Communications (on behalf of M&F Bank)

(919) 459-6459

julie@largemouthpr.com